As filed with the Securities and Exchange Commission on June 16, 2005

Registration No. 333-124044

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WORLDSPACE, INC.

(Exact name of registrant as specified in its charter)

Delaware	4832	52-1732881
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

2400 N Street, N.W.

Washington, D.C. 20037

(202) 969-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Donald J. Frickel, Esq.

General Counsel

WorldSpace, Inc.

2400 N Street, N.W.

Washington, D.C. 20037

(202) 969-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Jeffrey E. Cohen, Esq. Coudert Brothers LLP 1114 Avenue of the Americas New York, New York 10036 (212) 626-4400	Peter D. Nesgos, Esq. James H. Ball, Jr., Esq. Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, New York 10005 (212) 530-5000

Approximate date of commencement of proposed sale to public:    As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 3 to the Registration Statement is solely to amend Part II of the Registration Statement to file certain Exhibits to the Registration Statement as set forth below in Item 16 of Part II.

1

Part II

Information not required in Prospectus

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the expenses expected to be incurred by the Registrant in connection with the offering described in this Registration Statement, other than underwriting discounts and commissions. All amounts are estimates, other than the SEC registration fee, the NASD filing fee and the NASDAQ National Market listing fee.

SEC registration fee	$	*
NASD filing fee		*
NASDAQ National Market listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Blue sky fees and expenses		*
Transfer agent and registrar fees and expenses		*
Miscellaneous		*

Total	$

*	To be provided by amendment.

We will pay all of the expenses to be incurred in connection with the issuance and distribution of the securities registered hereby.

Item 14. Indemnification of Directors and Officers.

Delaware General Corporation Law.    Section 145 of the Delaware General Corporation Law provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit, or proceeding, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person will have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnity for expenses that the Delaware Court of Chancery or other court shall deem proper.

Charter and by-laws.    Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to our directors, officers and employees to the fullest extent permitted by Delaware law in connection with any threatened, pending or completed action, suit or proceeding to which such person was or is a party or is threatened to be made a party by reason of the fact that he or she is or was our

Part II

director, officer or employee, or is or was serving at our request as a director, officer, employee or agent of another corporation or enterprise. Prior to the closing of this offering, we intend to enter into indemnification agreements with each of our directors and executive officers that provide them with rights to indemnification and expense advancement to the fullest extent permitted under the Delaware General Corporation Law.

Indemnification agreements.    Prior to the consummation of this offering, we intend to purchase directors’ and officers’ liability insurance to insure our directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

SEC Position.    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Pursuant to the underwriting agreement, in the form filed as an exhibit to this registration statement, the underwriters will agree to indemnify directors and our officers and persons controlling us, within the meaning of the Securities Act against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

Item 15. Recent Sales of Unregistered Securities.

In June 2005, following an amendment to our Royalty Agreement with Stonehouse Capital Ltd., we issued a total of 4,780,010 Class A Shares to Noah A. Samara and TelUS Communications and options to acquire a total of 12,540,763 Class A Shares to Noah A. Samara in exchange for all of the Class B Shares and options to acquire Class B Shares owned by Mr. Samara and TelUS Communications. The exchange was conducted on a one for one basis and was exempt from registration pursuant to section 3(a)(9) of the Securities Act.

On December 30, 2004, we reincorporated from Maryland to Delaware and, in connection therewith, we issued shares of our Class A Common Stock or shares of our Class B Common Stock to the shareholders of our Maryland predecessor on a one-for-one basis based on their shares in the predecessor. On the same date, we issued 27.9 million shares of our Class B Common Stock to Yenura Pte. Ltd. (Yenura), a Singapore company controlled by our Chairman and Chief Executive Officer, in exchange for notes in the aggregate amount of $256 million (principal and accrued interest) issued by us and held by Yenura. The aforesaid transactions were exempt from registration pursuant to section 3(a)(9) of the Securities Act. Also on the same day, we issued $155 million of senior convertible notes to seven institutional investors. This transaction was exempt from registration under section 4(2) of the Securities Act.

In 2003, our predecessor issued warrants to purchase 300,000 shares of common stock to a financial advisor, which was an accredited investor. This transaction was exempt from registration under section 4(2) of the Securities Act.

In 2003, our predecessor issued options to purchase 25,000 of its shares of common stock to one of its directors. In each of 2002, 2003 and 2004, our predecessor issued options to purchase 100,000 shares of common stock to one of its officers. In 2002, our predecessor issued options to purchase 200,000 shares of common stock to a second of its officers. In each of 2002 and 2003, our predecessor issued options to purchase 200,000 shares of common stock to a third of its officers. These transactions were exempt from registration under section 4(2) of the Securities Act or under Rule 701 under the Securities Act.

Part II

Item 16. Exhibits and Financial Statement Schedules.

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

2.1	Agreement and Plan of Merger dated December 28, 2004, between WorldSpace, Inc., a Maryland corporation, and the Company†

3.1	Certificate of Incorporation of the Company†

3.2	By-Laws of the Company†

4.1	Securities Purchase Agreement dated December 30, 2004 among the Company, WorldSpace, Inc., a Maryland corporation, Highbridge International LLC, Amphora Limited, OZ Master Fund, Ltd., AG Offshore Convertibles, Ltd., AG Domestic Convertibles, L.P., Citadel Equity Fund Ltd., and Citadel Credit Trading Ltd.†

4.2	Registration Rights Agreement dated December 30, 2004 among the Company, Highbridge International LLC, Amphora Limited, OZ Master Fund, Ltd., AG Offshore Convertibles, Ltd., AG Domestic Convertibles, L.P., Citadel Equity Fund Ltd., and Citadel Credit Trading Ltd.†

4.3	Form of Notes issued under the Securities Purchase Agreement†

5.1	Opinion of Coudert Brothers LLP*

10.1	Exchange Agreement dated December 29, 2004 among the Company, WorldSpace, Inc., a Maryland corporation, WorldSpace International Network Inc. and Yenura Pte. Ltd.†

10.2	Loan Restructuring Agreement dated September 30, 2003 among Stonehouse Capital Ltd., WorldSpace, Inc., a Maryland corporation, WorldSpace International Network Inc. and WorldSpace Satellite Company Ltd., as amended by the First Amendment to the Loan Restructuring Agreement and Royalty Agreement dated September 28, 2004 among the same parties and the Second Amendment to the Loan Restructuring Agreement and Royalty Agreement dated December 30, 2004 among the same parties as well as the Company†

10.3	Royalty Agreement dated September 30, 2003 among Stonehouse Capital Ltd., WorldSpace, Inc., a Maryland corporation, WorldSpace International Network Inc. and WorldSpace Satellite Company Ltd., as amended by the First Amendment to the Loan Restructuring Agreement and Royalty Agreement dated September 28, 2004 among the same parties and the Second Amendment to the Loan Restructuring Agreement and Royalty Agreement dated December 30, 2004 among the same parties as well as the Company†

10.4(a)	Warrant Agreement, dated as of July 11, 1994 and extended May 28, 1999, between Mr. Benno A. Ammann and the Company†

10.4(b)	Warrant Agreement, dated as of July 11, 1994 and extended May 28, 1999, between Mr. Ronald V. Mangravite and the Company†

10.4(c)	Warrant Agreement, dated as of July 11, 1994 and extended May 28, 1999, between Mr. Wondwossen Mesfin and the Company†

10.4(d)	Non-Qualified Shares Option Agreement, dated as of February 12, 1996, between Mr. Scott A. Katzmann and the Company†

10.4(e)	Non-Qualified Shares Option Agreement, dated as of February 12, 1996, between Ms. Donna Lozito and the Company†

10.4(f)	Non-Qualified Shares Option Agreement, dated as of February 12, 1996, between Lindsay A. Rosenwald, M.D. and the Company†

Part II

Exhibit No.	Description

10.4(g)	Warrant Agreement, dated as of May 15, 2003, between Consultant and the Company†
10.5	Memorandum of Agreement on Settlement dated as of February 25, 2005 among WorldSpace, Inc., WorldSpace Satellite Company Ltd. and Alcatel Space**†
10.6	Strategic Cooperation Agreement Between Analog Devices, Inc. and WorldSpace, Inc. For The Development And Marketing Of WorldSpace-Ready Analog DSP Platforms dated November 5, 2003†
10.7	Standard Production, Marketing and License Agreement for China WorldSpace PC Card and China WorldSpace Receiver dated August 18, 2001 between WorldSpace International Network Inc. and Xi’an Tongshi Technology Limited and Cooperation Agreement dated December 12, 2001 between WorldSpace Corporation and Xi’an Tongshi Technology Limited†
10.8	Supply Agreement and Standard WorldSpace Receiver Development, Production, Marketing and License Agreement, both dated December 1, 2000 between BPL Limited and WorldSpace International Network Inc.†
10.9(a)	Cooperation Agreement on Technical and Commercial Trial Operation of WorldSpace L-Band Satellite Multimedia Services between China Telecommunications Broadcast Satellite Corp and WorldSpace Corporation dated August 8, 2000
10.9(b)	Memorandum of Understanding Regarding Cooperation Project between ChinaSat & WorldSpace between China Telecommunications Broadcast Satellite Corp and WorldSpace Corporation dated August 8, 2000
10.9(c)	Agency Agreement between China Telecommunications Broadcast Satellite Corp and WorldSpace Corporation dated August 8, 2000
10.9(d)	Supplementary Agreement to Agreements and Other Documents Regarding Cooperation Between China Telecommunications Broadcast Satellite Corporation, Beijing, China and WorldSpace Corporation dated April 3, 2001
10.9(e)	Agreement between China Satellite Communications Corp. and WorldSpace Corporation dated February 22, 2005
10.10(a)	Executive Employment Agreement between WorldSpace, Inc. and Noah A. Samara entered into as of June 1, 2005
10.10(b)	Executive Employment Agreement between WorldSpace, Inc. and Andy Ras-Work entered into as of June 1, 2005
10.10(c)	Executive Employment Agreement between WorldSpace, Inc. and Sridhar Ganesan entered into as of June 1, 2005
10.10(d)	Executive Employment Agreement between WorldSpace, Inc. and Donald J. Frickel entered into as of June 1, 2005
10.11(a)	WorldSpace 2005 Incentive Award Plan*
10.11(b)	WorldSpace 2005 Incentive Award Plan Form of Stock Option Agreement*
10.11(c)	WorldSpace 2005 Incentive Award Plan Form of Restricted Stock Agreement*
21.1	List of Subsidiaries of the Company†
23.1	Consent of Coudert Brothers LLP (filed as Exhibit 5.1 hereto)*
23.2	Consent of Grant Thornton LLP†
23.3	Consent of IDC†
24.1	Power of Attorney (contained on signature page)†

Part II

*	To be filed by amendment
**	Confidential treatment requested
†	Previously filed

Item 17. Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective.

2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York, on this 16th day of June, 2005.

WORLDSPACE, INC.

By:	/S/ NOAH A. SAMARA
Noah A. Samara Chairman, Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 16, 2005.

Signatures	Title
* Noah A. Samara	Chairman of the Board, Chief Executive Officer and President (Chief Executive Officer)

* Sridhar Ganesan	Executive Vice President—Chief Financial Officer (Chief Financial Officer)

* Vincent Loiacono	Senior Vice President (Chief Accounting Officer)

* Kassy Kebede	Director

* Jack F. Kemp	Director

* James R. Laramie	Director

Charles McC. Mathias	Director

* Michael Nobel	Director

* Larry G. Schafran	Director

* William Schneider, Jr.	Director

*By:	/s/ NOAH A. SAMARA
Noah A. Samara Attorney-in-Fact

Exhibit Index

Exhibit No.	Description

1.1	Form of Underwriting Agreement*

2.1	Agreement and Plan of Merger dated December 28, 2004, between WorldSpace, Inc., a Maryland corporation, and the Company†

3.1	Certificate of Incorporation of the Company†

3.2	By-Laws of the Company†

4.1	Securities Purchase Agreement dated December 30, 2004 among the Company, WorldSpace, Inc., a Maryland corporation, Highbridge International LLC, Amphora Limited, OZ Master Fund, Ltd., AG Offshore Convertibles, Ltd., AG Domestic Convertibles, L.P., Citadel Equity Fund Ltd., and Citadel Credit Trading Ltd.†

4.2	Registration Rights Agreement dated December 30, 2004 among the Company, Highbridge International LLC, Amphora Limited, OZ Master Fund, Ltd., AG Offshore Convertibles, Ltd., AG Domestic Convertibles, L.P., Citadel Equity Fund Ltd., and Citadel Credit Trading Ltd.†

4.3	Form of Notes issued under the Securities Purchase Agreement†

5.1	Opinion of Coudert Brothers LLP*

10.1	Exchange Agreement dated December 29, 2004 among the Company, WorldSpace, Inc., a Maryland corporation, WorldSpace International Network Inc. and Yenura Pte. Ltd.†

10.2	Loan Restructuring Agreement dated September 30, 2003 among Stonehouse Capital Ltd., WorldSpace, Inc., a Maryland corporation, WorldSpace International Network Inc. and WorldSpace Satellite Company Ltd., as amended by the First Amendment to the Loan Restructuring Agreement and Royalty Agreement dated September 28, 2004 among the same parties and the Second Amendment to the Loan Restructuring Agreement and Royalty Agreement dated December 30, 2004 among the same parties as well as the Company†

10.3	Royalty Agreement dated September 30, 2003 among Stonehouse Capital Ltd., WorldSpace, Inc., a Maryland corporation, WorldSpace International Network Inc. and WorldSpace Satellite Company Ltd., as amended by the First Amendment to the Loan Restructuring Agreement and Royalty Agreement dated September 28, 2004 among the same parties and the Second Amendment to the Loan Restructuring Agreement and Royalty Agreement dated December 30, 2004 among the same parties as well as the Company†

10.4(a)	Warrant Agreement, dated as of July 11, 1994 and extended May 28, 1999, between Mr. Benno A. Ammann and the Company†

10.4(b)	Warrant Agreement, dated as of July 11, 1994 and extended May 28, 1999, between Mr. Ronald V. Mangravite and the Company†

10.4(c)	Warrant Agreement, dated as of July 11, 1994 and extended May 28, 1999, between Mr. Wondwossen Mesfin and the Company†

10.4(d)	Non-Qualified Shares Option Agreement, dated as of February 12, 1996, between Mr. Scott A. Katzmann and the Company†

10.4(e)	Non-Qualified Shares Option Agreement, dated as of February 12, 1996, between Ms. Donna Lozito and the Company†

10.4(f)	Non-Qualified Shares Option Agreement, dated as of February 12, 1996, between Lindsay A. Rosenwald, M.D. and the Company†

10.4(g)	Warrant Agreement, dated as of May 15, 2003, between Consultant and the Company†

10.5	Memorandum of Agreement on Settlement dated as of February 25, 2005 among WorldSpace, Inc., WorldSpace Satellite Company Ltd. and Alcatel Space**†

Exhibit Index

Exhibit No.	Description

10.6	Strategic Cooperation Agreement Between Analog Devices, Inc. and WorldSpace, Inc. For The Development And Marketing Of WorldSpace-Ready Analog DSP Platforms dated November 5, 2003†

10.7	Standard Production, Marketing and License Agreement for China WorldSpace PC Card and China WorldSpace Receiver dated August 18, 2001 between WorldSpace International Network Inc. and Xi’an Tongshi Technology Limited and Cooperation Agreement dated December 12, 2001 between WorldSpace Corporation and Xi’an Tongshi Technology Limited†

10.8	Supply Agreement and Standard WorldSpace Receiver Development, Production, Marketing and License Agreement, both dated December 1, 2000 between BPL Limited and WorldSpace International Network Inc.†

10.9(a)	Cooperation Agreement on Technical and Commercial Trial Operation of WorldSpace L-Band Satellite Multimedia Services between China Telecommunications Broadcast Satellite Corp and WorldSpace Corporation dated August 8, 2000

10.9(b)	Memorandum of Understanding Regarding Cooperation Project between ChinaSat & WorldSpace between China Telecommunications Broadcast Satellite Corp and WorldSpace Corporation dated August 8, 2000

10.9(c)	Agency Agreement between China Telecommunications Broadcast Satellite Corp and WorldSpace Corporation dated August 8, 2000

10.9(d)	Supplementary Agreement to Agreements and Other Documents Regarding Cooperation Between China Telecommunications Broadcast Satellite Corporation, Beijing, China and WorldSpace Corporation dated April 3, 2001

10.9(e)	Agreement between China Satellite Communications Corp. and WorldSpace Corporation dated February 22, 2005

10.10(a)	Executive Employment Agreement between WorldSpace, Inc. and Noah A. Samara entered into as of June 1, 2005

10.10(b)	Executive Employment Agreement between WorldSpace, Inc. and Andy Ras-Work entered into as of June 1, 2005

10.10(c)	Executive Employment Agreement between WorldSpace, Inc. and Sridhar Ganesan entered into as of June 1, 2005

10.10(d)	Executive Employment Agreement between WorldSpace, Inc. and Donald J. Frickel entered into as of June 1, 2005

10.11(a)	WorldSpace 2005 Incentive Award Plan*

10.11(b)	WorldSpace 2005 Incentive Award Plan Form of Stock Option Agreement*

10.11(c)	WorldSpace 2005 Incentive Award Plan Form of Restricted Stock Agreement*

21.1	List of Subsidiaries of the Company†

23.1	Consent of Coudert Brothers LLP (filed as Exhibit 5.1 hereto)*

23.2	Consent of Grant Thornton LLP†

23.3	Consent of IDC†

24.1	Power of Attorney (contained on signature page)†

*	To be filed by amendment
**	Confidential treatment requested
†	Previously filed